EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 14, 2008 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 736 (The Dow Jones Large Cap Growth Strategy 2008-1, The Dow Jones Large Cap Value Strategy 2008-1 and S&P Capital Management Strategy 2008-1) as of February 14, 2008 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
February 14, 2008